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                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number:
                                    33-80777

                           NORCAL WASTE SYSTEMS, INC.
                           Five Thomas Mellon Circle
                            San Francisco, CA 94134
                                 (415) 330-1000

                     12-1/2% SERIES B SENIOR NOTES DUE 2005

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]             Rule 12h-3(b)(1)(i)  [ ]

          Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]

                                               Rule 15d-6           [X]


     Approximate number of holders of record as of the certification or notice date: 20

     Pursuant to the requirements of the Securities Exchange Act of 1934 NORCAL WASTE SYSTEMS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 19, 1996                    By: Michael J. Sangiacomo
     ---------------------------           -------------------------------
                                           President
                                           of Norcal Waste Systems, Inc.